Exhibit 10.13

Machinery and Equipment Lease Agreement

Agreement No.: JTDLD2017090101

Party A: Guizhou Jietongda Technology Co., Ltd. (hereinafter referred to as “Lessor”)

Party B: Guizhou United Time Technology Co., Ltd. (hereinafter referred to as “Lessee”)

According to the Agreement Law of the People’s Republic of China and relevant regulations, in order to clarify the rights and obligations of both parties for equipment rental fees, both parties conclude this Agreement through negotiation so as to jointly abide by it:

Article 1 Name, Model, Quantity and Rent of Equipment

Name	Specification/Model	Quantity	Quarterly Rent (RMB)
Assembly line	See Annex	6	85,283.39
Packaging line	See Annex	4	56,855.59
Total		10	142,138.98

Article 2 The lease term is 5 years from September 1, 2017 to August 31, 2022. If the Lessee needs to continue renting the equipment upon the expiration of the Agreement, both parties shall sign a new Agreement or go through the renewed lease formalities within 15 days before the expiration of the Agreement, otherwise the Lessor has the right to otherwise arrange the equipment.

Article 3 Lease Method and Ownership

3.1 Lease Method: The Lessee shall arrange operation personnel for the leased equipment. The Lessee shall be responsible for the operation and maintenance of the equipment.

3.2 Ownership of the Leased Equipment: The ownership of the leased equipment listed in the Annex to the Agreement belongs to the Lessor. The Lessee shall only be entitled to use the leased machinery during the lease term and it does not have the ownership of the equipment.

3.3 Without the consent of the Lessor, the Lessee shall not add or reduce parts to the equipment at will, nor shall it mortgage the equipment for any reason, otherwise it shall bear all consequences arising therefrom.

Article 4 Charging Time of Rental Price and Signing and Recognition of Rent

4.1 Rental Price The specific rents are listed in the following table:

2017.09.01-2018. 08.31	2018.09.01-2019. 08.31	2019.09.01-2020. 08.31	2020.09.01-2021. 08.31	2021.09.01-2022. 08.31
568,555.92	568,555.92	568,555.92	568,555.92	568,555.92

4.2 Starting and ending time of lease charging: from September 1, 2017 to August 31, 2022, 5 years in total.

4.2.1 During the lease term of the machinery, the shutdown period of machinery due to the Lessee’s reasons or natural reasons shall also be calculated as usual according to the calendar days. If the Lessee fails to prepay the rent in advance within the time limit stipulated in the Agreement and the machinery is shut down, the charging time for machinery lease shall also be calculated as usual according to the calendar days.

4.2.2 For surrender of lease of the machinery, the Lessee must send a written notice to the Lessor, and the date of surrender of lease approved by the Lessor after receiving the written notice shall the ending time of the charging.

Article 5 Payment Methods of Rent and Deposit

5.1 The rent shall be paid quarterly, and the Lessee shall pay it before the 15th day of the month following each quarter. The Lessee shall pay a late fee of 5% for overdue payment.

5.2 The deposit for the equipment is RMB 3 million (Three Million Yuan Only), which shall be paid by the Lessee within one month from the date of signing the Agreement.

Article 6 Obligations and Responsibilities of Both Parties

6.1 Obligations and Liabilities of the Lessor

6.1.1 Cooperate closely with the construction and production of the Lessee to meet the construction requirements of the Lessee. Obey the construction arrangement of the Lessee’s construction personnel, but have the right to refuse the Lessee’s illegal command.

6.1.2 Arrange the equipment operation and maintenance personnel, and be responsible for equipment operation, daily maintenance and fault treatment to ensure that the equipment is in good mechanical and technical conditions. If a single continuous shutdown lasts for more than three days due to a failure, no shift fee will be charged for the days exceeded.

6.1.3 Pay the wages of operation personnel and keep equipment maintenance accessories

6.1.4 Jointly handle the signing and recognition of rental of the mechanical equipment with the Lessee.

6.2 Obligations and Liabilities of the Lessee

6.2.1 Be responsible for the safety of the leased machinery and the operating driver during the working period. Do not command in violation of regulations. If the command in violation of regulations causes machinery and personnel damage, the Lessee shall bear all responsibilities and losses.

6.2.2 Provide free accommodation for the operating driver of the Lessor. Pay the driver’s overtime pay and construction subsidies.

6.2.3 Be responsible for signing and recognizing the entrance of the leased equipment and the monthly rent, and paying the rent timely.

6.2.4 Be responsible for protection and guarding of the equipment during the lease term to ensure the safety of the generator.

6.2.5 Provide qualified fuel oil and engine oil. Provided with substandard fuel, the driver has the right not to refuel; the shutdown loss caused shall be borne by the Lessee.

6.2.6 During the lease term, if the Lessor purchases spare parts and materials, the Lessee shall provide convenience in transportation, and the required funds shall be credited in the Lessee and deducted from the rent.

6.2.7 Be responsible for the entrance and release fees of leased machinery, transportation safety, transportation fee and insurance premium.

Article 7 Damage and Loss of Leased Machinery

7.1 The Lessee shall bear the risk of damage (except for normal wear and tear) and loss of the leased machinery incurred by the Lessee during the lease term. If the Agreement cannot be performed or losses are caused due to Force Majeure, both parties shall settle the matter through negotiation based on the actual situation.

7.2 In case of any damage or loss of the leased machinery, the Lessee shall immediately notify the Lessor. The Lessor has the right to choose one of the following methods, and the Lessee shall be responsible for handling and bearing all its expenses.

7.2.1 Restore or repair the leased machinery to a fully serviceable state.

7.2.2 Replace the damaged components or accessories with those of the same model and performance so that the leased machinery can be used normally.

7.2.3 When the damage or loss of the leased machinery is severe to the extent that it cannot be repaired, the Lessee shall compensate the Lessor according to the loss compensation amount stipulated in the Annex to the Agreement.

Article 8 Liability for Breach of Agreement

8.1 When the Lessee delays to pay the equipment entrance fee or delays to prepay the machinery rent, the Lessor’s equipment will be delayed to enter the site and will be shut down.

8.2 Without the written consent of the other party, either party shall not change or terminate the Agreement halfway. If either party violates the Agreement, it shall pay the other party 10% of the total rent of the Agreement as penalties.

8.3 If the Lessee fails to pay the rent on schedule or violates any clause of this Agreement, the Lessor has the right to take the following measures:

8.3.1 Require the Lessee to pay the rent and other expenses in time and to compensate the Lessor for the losses.

8.3.2 Terminate this Agreement, recover the leased equipment and require the Lessee to compensate the Lessor for all losses.

Article 9 Annexes to this Agreement

The Annexes to this Agreement are integral parts of this Agreement and have the same legal effect as the main text herein. The Annexes to this Agreement includes the Annex to the Lease Agreement, the receipt for the shipment and arrival of the leased machinery, the rent for the machinery signed and recognized by both parties, and the supplementary provisions made by both parties through negotiation.

Article 10 Dispute Settlement

In case of any dispute arising from this Agreement, both parties shall settle it through negotiation in a timely manner. If negotiation fails, either party may request the competent business authority to mediate or bring a lawsuit to the people’s court.

Article 11 This Agreement shall come into effect after being signed and sealed. The Agreement shall be made in quadruplicate with each party holding two copies.

Lessor (Seal) Seal: Guizhou Jietongda Technology Co., Ltd. (Seal Affixed) Jifang Yu (Seal Affixed) Person in Charge (Signature) September 1, 2017	Lessee (Seal) Guizhou United Time Technology Co., Ltd. (Seal Affixed) Minfei Bao (Seal Affixed) Person in Charge (Signature) September 1, 2017

Annex 1:

Agreement No.: JTDLD2017090101 List of Leased Agreementual Equipment for Assembly Line

Device Name	Specification/Model	Unit	Quantity
Assembly line	32m	Set	6
Packaging line	28m	Line	4
ESD stool	460MM	Set	450
Mobile clean shed	2400*1200*1950MM	Set	7
Soldering iron	Crack 203H	Set	72
Electric screw driver (including power supply)	HIOS CL-3000	Set	24
Screwing machine	JCH-TS630-SDD	Set	12
Glue dispenser	E331H	Set	4
Automatic thermal shrinkage machine	KLW-5545A	Set	1
Shelf	2000*60*2000	Set	126
Material rack	550*500*600	Set	192
QA inspection bench	2000*120*1850	Set	29
Printer 600DPI	Zebra 110SI4	Set	12

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